SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ATLANTIC COAST FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transactions applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

July 22, 2013

Dear Fellow Stockholder:

We cordially invite you to attend the 2013 Annual Meeting of Stockholders of Atlantic Coast Financial Corporation, the parent company of Atlantic Coast Bank. The annual meeting will be held at the Sheraton Jacksonville Hotel located at 10605 Deerwood Park Blvd., Jacksonville, Florida 32256, at 10:00 am, local time, on August 16, 2013.

The enclosed notice of Annual Meeting of Stockholders and proxy statement describes the formal business to be transacted at the annual meeting. During the annual meeting we will also report on the operations of Atlantic Coast Financial Corporation. Our directors and officers will be present to respond to any questions that stockholders may have.

The business to be conducted at the annual meeting includes the consideration of the following:

•	the election of three directors;

•	the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2013;

•	the non-binding advisory proposal to approve executive compensation;

•	the frequency of future non-binding advisory proposals to approve executive compensation; and

•	the transaction of such other business as may properly come before the annual meeting and any postponement(s) or adjournment(s) thereof.

Our board of directors has determined that the matters to be considered at the annual meeting are in the best interests of Atlantic Coast Financial Corporation and its stockholders. For the reasons set forth in the proxy statement, the board of directors unanimously recommends a vote “FOR” each matter to be considered, and a vote “FOR” the option of “Three Years” as your preference for the frequency of holding future non-binding advisory votes on proposals to approve the compensation of our named executive officers.

Also enclosed for your review is our 2012 Annual Report on Form 10-K, which contains detailed information concerning the activities and operating performance of Atlantic Coast Financial Corporation as well as our audited financial statements. On behalf of the board of directors, we urge you to vote your shares of common stock as soon as possible even if you currently plan to attend the annual meeting. You can vote your shares of common stock prior to the annual meeting by mailing the enclosed proxy card in accordance with the instructions on the proxy card. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the annual meeting.

Sincerely,

Thomas B. Wagers, Sr.

Interim President and Chief Executive Officer

ATLANTIC COAST FINANCIAL CORPORATION

10151 Deerwood Park Boulevard

Building 200, Suite 100

Jacksonville, Florida 32256

(800) 342-2824

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To be held on August 16, 2013

Notice is hereby given that the 2013 Annual Meeting of Stockholders of Atlantic Coast Financial Corporation will be held at the Sheraton Jacksonville Hotel located at 10605 Deerwood Park Blvd., Jacksonville, Florida 32256, at 10:00 am, local time, on August 16, 2013.

A proxy card and a proxy statement for the annual meeting are enclosed. The meeting is being held for the purpose of considering and acting upon:

1.	The election of three directors of Atlantic Coast Financial Corporation;

2.	The ratification of the appointment of McGladrey LLP as the independent registered public accounting firm for Atlantic Coast Financial Corporation for the year ending December 31, 2013;

3.	The non-binding advisory proposal to approve executive compensation;

4.	The frequency of future non-binding advisory proposals to approve executive compensation; and

Any such other business as may properly come before the Annual Meeting and any postponements or adjournments, thereof. The board of directors is not aware of any other business to come before the Annual Meeting. Any action may be taken on the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned. Stockholders of record at the close of business on July 17, 2013, are the stockholders entitled to vote at the annual meeting, and any adjournments thereof.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OF COMMON STOCK WITHOUT DELAY. YOU CAN VOTE YOUR SHARES OF COMMON STOCK PRIOR TO THE ANNUAL MEETING BY MAILING THE ENCLOSED PROXY CARD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD. YOU MAY REVOKE A PROXY AT ANY TIME BEFORE WE VOTE AT THE ANNUAL MEETING. YOU MAY DO SO BY EXECUTING AND RETURNING A PROXY CARD DATED LATER THAN A PREVIOUSLY SUBMITTED PROXY OR BY SUBMITTING A WRITTEN REVOCATION TO THE SECRETARY OF ATLANTIC COAST FINANCIAL CORPORATION BEFORE THE VOTE IS TAKEN AT THE ANNUAL MEETING. IF YOU HOLD SHARES OF COMMON STOCK THROUGH A BROKER, YOU SHOULD FOLLOW THE INSTRUCTIONS OF YOUR BROKER REGARDING VOTING AND REVOCATION OF PROXIES. IF YOU ATTEND THE ANNUAL MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

Our proxy statement, annual report to stockholders on Form 10-K for the fiscal year ended December 31, 2012, and proxy card are available at http://www.irinfo.com/acfc/acfc.html.

By Order of the Board of Directors

Pamela T. Saxon

Secretary

Jacksonville, Florida

July 22, 2013

A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Proxy Statement

ATLANTIC COAST FINANCIAL CORPORATION

10151 Deerwood Park Boulevard

Building 200, Suite 100

Jacksonville, Florida 32256

(800) 342-2824

ANNUAL MEETING OF STOCKHOLDERS

August 16, 2013

This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the board of directors of Atlantic Coast Financial Corporation to be used at the 2013 Annual Meeting of Stockholders of Atlantic Coast Financial Corporation, which will be held at the Sheraton Jacksonville Hotel located at 10605 Deerwood Park Blvd., Jacksonville, Florida 32256, at 10:00 am, local time, on August 16, 2013, and all adjournments of the annual meeting. The accompanying notice of annual meeting of stockholders and this proxy statement are first being mailed to stockholders on or about July 22, 2013. On February 3, 2011, Atlantic Coast Federal Corporation completed its “second step” conversion from the mutual holding company structure to the fully public stock holding company and was succeeded by Atlantic Coast Financial Corporation. All references to company actions prior to February 3, 2011 are to Atlantic Coast Federal Corporation.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of the board of directors of Atlantic Coast Financial Corporation will be voted in accordance with the directions given thereon. You can vote your shares of our common stock prior to the annual meeting by signing and returning the enclosed proxy card to us, in accordance with instructions set forth on the proxy card. Proxies received by us, which are signed, but contain no instructions for voting, will be voted in accordance with the board of directors’ recommendations for the proposals set forth in this proxy statement.

Proxies may be revoked by sending written notice of revocation to the Secretary of Atlantic Coast Financial Corporation, Pamela T. Saxon, at our address shown above, by delivering a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. The presence at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Secretary of Atlantic Coast Financial Corporation prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of our common stock, par value $0.01 per share, as of the close of business on July 17, 2013 are entitled to one vote for each share then held. As of July 17, 2013, there were 2,629,061 shares of our common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

As to the election of directors, the proxy card included with this proxy statement enables a stockholder to vote FOR the election of the nominees proposed by the governance/nominating committee of the board of directors, or to WITHHOLD authority to vote for one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.

As to the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm, a stockholder may: (i) vote FOR the proposal; (ii) vote AGAINST the proposal; or (iii) ABSTAIN from voting on such proposal. The affirmative vote of holders of a majority of the votes cast at the annual meeting in person or by proxy is required for the ratification of the appointment of McGladrey LLP as the independent registered public accounting firm for the year ending December 31, 2013. The approval of this proposal will be determined by a majority of the votes cast at the annual meeting, without regard to broker non-votes or proxies marked “ABSTAIN.”

As to the non-binding advisory proposal to approve executive compensation, a stockholder may: (i) vote FOR the proposal; (ii) vote AGAINST the proposal; or (iii) ABSTAIN from voting on such proposal. The affirmative vote of holders of a majority of the votes cast at the annual meeting in person or by proxy is required for the non-binding approval of executive compensation. The approval of this proposal will be determined by a majority of the votes cast at the annual meeting, without regard to broker non-votes or proxies marked “ABSTAIN.”

As to the frequency of future non-binding advisory proposals to approve executive compensation, a stockholder may: (i) vote FOR One Year; (ii) vote FOR Two Years; (iii) FOR Three Years; or (iv) ABSTAIN from voting on such proposal. The option (“1 year,” “2 years,” or “3 years”) that receives the highest number of votes cast at the annual meeting, without regard to broker non-votes or proxies marked “ABSTAIN,” will be considered the frequency recommended by our stockholders.

Persons and groups who beneficially own in excess of 5% of our common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended. The following table sets forth, as of July 17, 2013, the shares of common stock beneficially owned by each person who was the beneficial owner of more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding
The Albury Investment Partnership	262,000	(2)	9.97%
Rose Capital Pty Limited c/o Seumas Dawes
88 Phillip Street, Aurora Place, Suite 4, Level 40
Sydney, Australia NSW 2000

Mr. Amin Fadul Ali	250,000	(3)	9.51%
Nasdec General Trading LLC, Office 1403, 14th Floor
One Business Bay, Business Bay Area P.O. Box 113296
Dubai, United Arab Emirates

Atlantic Coast Financial Corporation	138,757	(4)	5.28%
Employee Stock Ownership Plan Trust
10151 Deerwood Park Blvd, Building 200, Suite 100
Jacksonville, Florida 32256

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if such person has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.
(2)	Based on a Schedule 13D filed with the Securities and Exchange Commission on April 10, 2013, The Albury Investment Partnership, Rose Capital Pty Limited and Seumas Dawes have shared voting and investment power over 262,000 shares. Rose Capital Pty Limited owns 99% of The Albury Investment Partnership and Seumas Dawes is the sole owner of Rose Capital Pty Limited.
(3)	Based on a Schedule 13D filed with the Securities and Exchange Commission on April 26, 2013, Mr. Amin Fadul Ali has sole voting and investment power over all 250,000 shares.
(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 1, 2013, the Employee Stock Ownership Plan has sole voting power over 86,226 shares and shared voting power over 52,531 shares.

PROPOSAL I – ELECTION OF DIRECTORS

Our board of directors consists of eight members and our bylaws provide that approximately one-third of our directors are to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors have been elected and shall qualify. Three directors will be elected at the annual meeting and will serve until their successors have been elected and qualified. The governance/nominating committee has nominated Dave Bhasin, Kevin G. Champagne, and John J. Dolan each to serve as directors for three-year terms. None of the nominees are currently members of the board of directors.

The following table sets forth certain information regarding the composition of our board of directors as of July 17, 2013, and the nominees, including the terms of office of board members. It is intended that the proxies solicited on behalf of the board of directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the annual meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the board of directors may recommend. At this time, the board of directors knows of no reason why any nominee might be unable to serve, if elected. However, each nominee’s appointment to the board of directors remains subject to the review and non-objection of the Federal Reserve Bank of Atlanta. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

Name (1)	Age (2)	Positions Held with Atlantic Coast Financial Corporation	Director Since (3)	Term to Expire	Shares of Common Stock Beneficially Owned (4)		Percent of Class

DIRECTOR NOMINEES

Dave Bhasin	62	Nominee	N/A	2016	—		—
Kevin G. Champagne	63	Nominee	N/A	2016	—		—
John J. Dolan	56	Nominee	N/A	2016	—		—

DIRECTORS CONTINUING IN OFFICE

Bhanu Choudhrie	34	Director	2010	2015	120,000	(6)	4.6%
John J. Linfante	66	Chairman	2012	2015	—		—
W. Eric Palmer	50	Director	2005	2014	8,998	(7)	*
Jay S. Sidhu	61	Director	2010	2014	64,846	(8)	2.5%
H. Dennis Woods	67	Director	1987	2015	11,766	(9)	*

DIRECTORS NOT CONTINUING IN OFFICE

Thomas F. Beeckler	66	Director	2005	2013	18,874	(10)	*
Charles E. Martin, Jr.	66	Director	1982	2013	18,022	(11)	*
Forrest W. Sweat, Jr.	55	Director	2001	2013	24,385	(12)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Thomas B. Wagers, Sr. (5)	56	Interim President, Chief Executive Officer and Chief Financial Officer	N/A	N/A	22,831	(13)	*
Phillip S. Buddenbohm**	42	Senior Vice President and Chief Risk Officer	N/A	N/A	7,078	(14)	*
All directors and executive officers as a group (13 persons)					296,800		11.3%

*	Less than 1%.
**	Phillip S. Buddenbohm is an officer of Atlantic Coast Bank only.
(1)	The mailing address for each person listed is 10151 Deerwood Park Blvd. Bldg. 200, Suite 100, Jacksonville, FL 32256.
(2)	As of July 17, 2013.
(3)	Reflects initial appointment to the board of directors of Atlantic Coast Federal Credit Union, the predecessor to Atlantic Coast Bank for directors Woods and Martin. Each director of Atlantic Coast Financial Corporation, with the exception of Messrs. Sidhu and Choudhrie, is also a director of Atlantic Coast Bank.
(4)	See footnote (1), definition of “beneficial ownership,” in the table in “Voting Securities and Principal Holders Thereof.”
(5)	The board of directors appointed Mr. Wagers Interim President and Chief Executive Officer, effective July 1, 2013.
(6)	All 120,000 shares of common stock are held by a company controlled by Mr. Choudhrie.

(footnotes continued on next page)

(7)	Includes 19 shares of common stock held by Mr. Palmer’s children, 4,909 shares that can be acquired pursuant to stock options within 60 days of July 17, 2013 and 622 shares of common stock held in a director retirement plan account.
(8)	Includes 11,760 shares that can be acquired pursuant to stock options within 60 days of July 17, 2013 and 1,759 shares of common stock held in Mr. Sidhu’s 401(k) plan account.
(9)	Includes 4,909 shares that can be acquired pursuant to stock options within 60 days of July 17, 2013.
(10)	Includes 4,909 shares that can be acquired pursuant to stock options within 60 days of July 17, 2013 and 2,771 shares of common stock held in a director retirement plan account.
(11)	Includes 151 shares of common stock held in Mr. Martin’s individual retirement account, 196 shares owned by Mr. Martin’s spouse, 4,909 shares that can be acquired pursuant to stock options within 60 days of July 17, 2013, 5,789 shares of phantom stock and 1,972 shares of common stock held in director retirement plan accounts.
(12)	Includes 7,006 shares of common stock held in Mr. Sweat’s individual retirement accounts, 3,489 shares of common stock held in Mr. Sweat’s spouse’s individual retirement account, 4,909 shares that can be acquired pursuant to stock options within 60 days of July 17, 2013 and 1,829 shares of common stock held in a director retirement plan account.
(13)	Includes 4,509 shares of common stock held in Mr. Wagers’ 401(k) plan account, 2,045 shares held in Mr. Wagers’ employee stock ownership plan account, 5,000 shares of common stock held in Mr. Wagers’ supplemental retirement agreement account and 6,512 shares that can be acquired pursuant to stock options within 60 days of July 17, 2013.
(14)	Includes 265 shares of common stock held in Mr. Buddenbohm’s 401(k) plan account, 2,842 shares that can be acquired pursuant to stock options within 60 days of July 17, 2013 and 1,478 shares held in Mr. Buddenbohm’s employee stock ownership plan account.

Director Nominees

The principal occupation during the past five years of each of our nominees is set forth below. All nominees have held their present positions for at least five years unless otherwise noted.

Dave Bhasin. Mr. Bhasin is Chief Executive Officer of D.B. Concepts, a privately held company which operates franchised restaurants with locations throughout eastern Pennsylvania. Prior to starting D.B. Concepts, Mr. Bhasin held various technology and business management positions, with Air Products & Chemicals, Inc. and International Business Machines Corporation. Mr. Bhasin was chosen as a nominee because of his business background. Mr. Bhasin is a graduate of The City College of New York where he obtained his B.E. in Electrical Engineering. Mr. Bhasin also received a M.S. in Chemical Engineering and Bioengineering from Columbia University, and his MBA from Lehigh University.

Kevin G. Champagne. Mr. Champagne began his career in 1971 with New Bedford Five Cent’s Savings Bank (which changed its name to Seacoast Financial Services Corporation (“Seacoast”)), in New Bedford, Massachusetts, in the Management Training Program. Mr. Champagne advanced through the bank, culminating in being elected the President and Chief Executive Officer of Seacoast in 1994. Mr. Champagne was selected as a nominee because of his extensive banking experience. Mr. Champagne tenure as Chief Executive Officer of Seacoast included achieving growth through acquisitions, the successful completion of an Initial Public Offering together with a mutual to stock conversion, and increasing stockholder dividends as profitability improved. Following the acquisition of Seacoast by Sovereign Bancorp in 2004, Mr. Champagne served on Sovereign Bank’s Board of Directors until 2007. Mr. Champagne is a graduate of Stonehill College where he obtained his B.S. in Accounting.

John J. Dolan. Mr. Dolan is retired. He was employed by First Commonwealth Financial Corporation, the bank holding company and parent corporation of First Commonwealth Bank headquartered in Indiana, Pennsylvania, from 1987 until 2011. He most recently served as the President, Chief Executive Officer and Director, after serving the company, and its predecessor, as Chief Financial Officer for 20 years. Mr. Dolan was selected as a nominee because of his extensive experience as the strategic leader of a community bank including raising capital, the development of executive management, and achieving growth through acquisitions. He helped transform First Commonwealth Financial Corporation from a bank with $200 million in assets to a publicly traded bank holding company with $6 billion in assets. Mr. Dolan is a graduate of West Liberty University where he obtained his B.S. in Business Administration.

Directors Continuing In Office

The principal occupation during the past five years of each of our current directors who are continuing their service is set forth below. All directors have held their present positions for at least five years unless otherwise noted.

Bhanu Choudhrie. Appointed to the board of directors in July 2010, Mr. Choudhrie has been Executive Director of C&C Alpha Group Ltd, a London-based private equity group since January 2003. Previous to this Mr. Choudhrie stood as Executive Director of C&C Business Solutions. As a private equity investor with investments in the United States, United Kingdom, Europe and Asia he is also a Director of Customers Bancorp, Inc. in Pennsylvania. We believe Mr. Choudhrie benefits Atlantic Coast Bank with his business and financial services industry experiences as well as his knowledge of global economic trends and conditions that frequently impact the U.S. financial institutions.

John J. Linfante. Mr. Linfante began his career in 1973 with Coopers and Lybrand (now PriceWaterhouseCoopers) in the technology auditing practice and has 39 years of experience working as a financial executive or chief financial officer. For ten of those years he served as Chief Financial Officer of the information technology and operations subsidiaries of two Wall Street firms – Salomon Brothers and Shearson Lehman Brothers. Among previous positions, Mr. Linfante acted as Director of Finance for Business Condos USA/Capital Development International and was Chief Financial Officer and Treasurer of Wellspring Resources, LLC (now CitiStreet) where he directed all accounting, financial reporting human resources and administrative functions, Chief Financial Officer of Barnett Technologies, Inc. (subsidiary of Barnett Banks, Inc.) where he directed the financial management of the company’s technology and operations company and sat on the company’s Financial Management Steering Committee. Mr. Linfante has extensive experience in directing accounting and finance functions of businesses involved in the financial industry including design of financial systems and controls, budgeting, strategic and capital planning. Mr. Linfante is a graduate of Rutgers University where he also obtained is MBA. He resides in Ponte Vedra, Florida. We believe Mr. Linfante’s experiences and education qualify him as financial expert for the board of directors.

W. Eric Palmer. Mr. Palmer is a life-long resident of Jacksonville, Florida. He has been employed by the Mayo Clinic in Florida for the past 20 years. He currently serves as the Operations Manager of Primary Care. He previously served as the Director and Section Head of Patient Financial Services and as Section Manager of Accounts Receivable. Mr. Palmer is active in a number of Jacksonville area civic organizations, which provide an opportunity for the community to learn more about Atlantic Coast Bank and its products and services. Mr. Palmer was associated with Atlantic Coast Federal Credit Union as a member of its Credit Union Service Organization and its Community Advisory Board. In those roles, Mr. Palmer interfaced with members and member organizations and helped identify business development opportunities. Mr. Palmer was originally nominated as a director in order to use his previous experience and familiarity with Atlantic Coast Federal Credit Union members to assist management in the transition from a credit union business to a publicly traded company. The knowledge and insight Mr. Palmer acquires about our Florida markets through his involvement in Jacksonville civic organizations is used by Atlantic Coast Bank to design products and develop marketing plans.

Jay S. Sidhu. Mr. Sidhu is Chairman and Chief Executive Officer of both Customers Bancorp Inc. and Customers Bank, both headquartered in Wyomissing, Pennsylvania, where he has served since June 2009. Mr. Sidhu also is the Chairman and Chief Executive Officer of Sidhu Advisors, LLC, a financial services consulting company. Previously, Mr. Sidhu served as Chairman and Chief Executive Officer of the Philadelphia-based Sovereign Bank, where he was employed from 1986 until 2006. Under his leadership, Sovereign Bank grew from a small thrift with less than $1 billion in assets to a nearly $90 billion financial institution, with a branch network of 800 locations serving customers from Maryland to New Hampshire. Mr. Sidhu has extensive experience in the financial services industry, as well as his capital markets background. Mr. Sidhu is also very experienced in public company operations and management, and is expected to contribute meaningfully to the board’s work in evaluating strategic opportunities, and offering guidance with respect to credit management.

H. Dennis Woods. Mr. Woods is a retired employee of CSX Transportation, Inc., Waycross, Georgia, where he worked from 1964 until 2005. He most recently served as the business manager of the company’s warehouse in Waycross, Georgia. Mr. Woods has served as a director of Atlantic Coast Bank and its predecessor, Atlantic Coast Federal Credit Union, since 1987. From 1977 to 1986, Mr. Woods also served as a member of Atlantic Coast Federal Credit Union’s supervisory committee where, through his interaction with regulators and outside accountants, Mr. Woods developed knowledge and skills that enable him to serve on Atlantic Coast Bank’s board. Further, as a long-time resident in Waycross, Georgia, where Atlantic Coast Bank has its largest market share, Mr. Woods offers important insight into the financial service needs of that market.

Directors Not Continuing In Office

The principal occupation during the past five years of each of our current directors who are not continuing their service is set forth below. All directors have held their present positions for at least five years unless otherwise noted.

Thomas F. Beeckler. Mr. Beeckler is the owner, President and Chief Executive Officer of the Beeckler Company, Jacksonville, Florida, a real estate development firm which he founded in 1990. Mr. Beeckler was originally nominated as a director due to his extensive real estate development experience, which contributes to Atlantic Coast Bank’s evaluation of real estate lending opportunities in Florida. Additionally, Mr. Beeckler’s experience in the acquisition and development of real estate was used to assist the board of directors as a member of Atlantic Coast Bank’s loan committee, which enabled him to support management in designing loan workout strategies.

Charles E. Martin, Jr. Mr. Martin is a retired employee of CSX Transportation, Inc., Waycross, Georgia, where he worked as a machinist for over 20 years. Mr. Martin has served as a director of Atlantic Coast Bank and its predecessor, Atlantic Coast Federal Credit Union, since 1982. In his role as director of Atlantic Coast Federal Credit Union, Mr. Martin headed the credit committee and has used his knowledge and experience to assist management in the development of credit policies and procedures for Atlantic Coast Bank. Prior to 2005, Mr. Martin was a long-time resident of Waycross, Georgia. This provided Mr. Martin access to many community leaders and organizations, which provided Atlantic Coast Financial Corporation business development and growth opportunities in the Waycross market.

Forrest W. Sweat, Jr. Mr. Sweat is a partner in the law firm of Walker & Sweat, Waycross, Georgia. He has practiced law since 1982. Mr. Sweat specializes in providing legal counsel in real estate acquisition, lending and related matters. A large part of Atlantic Coast Bank’s lending program involves residential and commercial lending. Mr. Sweat served as a director due to his experience in this area.

Executive Officers Who Are Not Directors

The business experience for at least the past five years for each of the executive officers of Atlantic Coast Bank, who do not serve as directors, is set forth below.

Thomas B. Wagers, Sr. Effective July 1, 2013, the board of directors appointed Mr. Wagers Interim President and Chief Executive Officer. Mr. Wagers has served as Chief Financial Officer since May 2009. He previously served as Chief Operating Officer of Atlantic Coast Bank beginning in December 2006, and as Vice President of Finance, beginning in June 2004. Mr. Wagers has over 20 years of banking experience including 12 years in various senior internal audit and finance positions with Barnett Banks, Inc. from 1985 until 1997. Mr. Wagers is a certified public accountant in Florida and, upon graduating with a B.S. degree in accounting from East Tennessee State University in 1979, he worked for the national public accounting firm of Coopers and Lybrand. He joined Barnet Banks, Inc. in 1985 as an audit manager. Prior to joining Atlantic Coast Bank, Mr. Wagers was an independent accounting consultant from August 2002 until May 2004, and worked in the food distribution business from 1998 until 2002.

Phillip S. Buddenbohm. Mr. Buddenbohm has served as Senior Vice President-Chief Risk Officer since September 2007. He previously served as senior vice president of credit administration from March 2005 until September 2007. Formerly a first vice president in the Consumer Services Division of National Commerce Financial Corporation in Memphis, Tennessee, he has 16 years of experience in lending, credit administration and branch services.

Board Structure and Risk Oversight

The positions of Chairman of the Board and President and Chief Executive Officer of Atlantic Coast Financial Corporation are held by separate individuals. John Linfante is the Chairman of the Board of Directors and G. Thomas Frankland was President and Chief Executive Officer until July 1, 2013. Thomas B. Wagers, Sr. was appointed Interim President and Chief Executive Officer effective July 1, 2013. Mr. Wagers is not a member of the board of directors. The board of directors has appointed a committee to begin a search for a permanent President and Chief Executive Officer. The President and Chief Executive Officer is responsible for setting the strategic direction, day-to-day leadership and performance for Atlantic Coast Financial Corporation while the Chairman of the Board provides guidance to the President and Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. By maintaining the separate positions of Chairman and President and Chief Executive Officer, the Board believes it enhances the ability of the board of directors to provide strong, independent oversight of Atlantic Coast Financial Corporation’s management and affairs. In addition, the separation of the Chairman of the Board and Chief Executive Officer positions the President and Chief Executive Officer to better focus his efforts on strengthening our franchise and increasing stockholder value. The suitability of this structure is reviewed on an annual basis by the board of directors.

The board and management have established a risk governance process to manage the material risks that are inherent in the financial services industry, as well as those that are most immediate to Atlantic Coast Financial Corporation and its banking subsidiary, Atlantic Coast Bank. While the full board of directors is actively engaged in monitoring all risks to Atlantic Coast Financial Corporation, separate committees of the board have been established to focus on critical risks and to assist the board in overseeing the various board and Atlantic Coast Bank management committees that utilize measurement and management processes designed for their respective areas of authority.

Organizationally, Atlantic Coast Bank measures and manages risk according to three broad categories of risk: market risk, credit risk and operational risk. These broad categories have been separated into specific risk types and the responsibilities for measurement and management is assigned to board and management committees of Atlantic Coast Bank and Atlantic Coast Financial Corporation.

A risk management committee of Atlantic Coast Bank was formed in 2010 comprised of the senior officers of Atlantic Coast Bank and chaired by the Chief Risk Officer. As defined by its charter, the risk management committee’s purpose is to, on an enterprise level, identify, measure, minimize, avoid or transfer risk in Atlantic Coast Bank within the broad categories of risk stated above. During 2012, Atlantic Coast Bank formed a consent order compliance committee (“COCC”) which assumed the risk management committee responsibilities for fiscal 2012. The COCC monitors, reviews and approves management’s actions to comply with the Consent Order agreed to with the Office of the Comptroller of the Currency in 2012. During 2012, the COCC initiated an enterprise risk assessment by an independent consultant to assist Atlantic Coast Bank in more formally assessing its risk profile.

The asset/liability committee, with the assistance of professional consultants, regularly monitors key market risks such as interest rate risk and liquidity risk. Such monitoring includes a review of compliance by Atlantic Coast Bank and regulatory policies governing interest rates risk, investments, liquidity risk, and stress tests as well as overseeing appropriate risk mitigating strategies and the effect of those strategies on competitive risks. In connection with increased liquidity risk the asset/liability committee formed a liquidity risk task force in 2011 to monitor and manage Atlantic Coast Bank’s contingent liquidity plan. The loan committee meets regularly to review large loan and renewal requests, evaluate Atlantic Coast Bank’s problem asset reduction plan along with the asset workout plans and monitor overall credit risk of the loan portfolio by obtaining independent third-party evaluation of Atlantic Coast Bank’s loan grading system and, together with portfolio credit conditions, the risk to the allowance for loan losses. Oversight of operational risk is a principal responsibility of Atlantic Coast Financial Corporation’s audit committee. In addition to its role of ensuring the integrity of Atlantic Coast Financial Corporation’s financial statements which includes evaluating management’s assessment of internal controls over financial reporting, the audit committee monitors regulatory risks by evaluating regulatory examination results and assessing the examination reports and Atlantic Coast Bank’s responses to such reports, as well as the internal audit and other independent audits of compliance with various state and federal regulations. The audit committee also evaluates the development of Atlantic Coast Bank’s policies and procedures for new or emerging regulations.

Board Independence

The board of directors consists of a majority of “independent directors” within the meaning of the NASDAQ corporate governance listing standards. The board of directors has determined that each of our directors and nominees for director is “independent” within the meaning of the NASDAQ corporate governance listing standards with the exception of Jay S. Sidhu who was the former Executive Chairman of Atlantic Coast Financial Corporation. The board of directors has adopted a policy that the independent directors of the board shall meet in executive session periodically, which meetings may be held in conjunction with regularly scheduled board meetings.

In determining the independence of the non-executive directors, the board of directors reviewed loans from Atlantic Coast Bank made to Directors Beeckler, Martin, Palmer, and Sweat.

Meetings and Committees of the Board of Directors

Our business is conducted at regular and special meetings of the full board of directors and its standing committees. The standing committees consist of the executive, audit, compensation and governance/nominating committees. During the fiscal year ended December 31, 2012, the board of directors had 12 regular meetings and 8 special meetings. No director attended fewer than 75% in the aggregate of the total number of board meetings held and the total number of committee meetings on which he served during fiscal 2012.

Executive Committee. The executive committee in 2012 consisted of former director G. Thomas Frankland, who served as chairman, directors Linfante, Martin, Palmer, and Sweat and is generally authorized to act on behalf of the full board of directors when certain business matters require prompt action. During the fiscal year ended December 31, 2012, the executive committee did not meet as the full board held special meetings in lieu of committee meetings.

Audit Committee. The audit committee consists of directors Beeckler, who serves as chairman, Linfante, Palmer, and Woods. The audit committee assists the board of directors in fulfilling its oversight responsibility relating to the integrity of our financial statements and the financial reporting processes; the systems of internal control over financial reporting; compliance with legal and regulatory requirements; the performance of our internal audit function; and our relationship with our independent registered public accounting firm. The committee hires, and reviews the reports prepared by, the registered public accounting firm and reviews substantially all of our periodic public financial disclosures. The committee is empowered to investigate any matter, with full access to all necessary books, records, facilities and personnel of the company, and has the authority to retain at our expense legal, accounting or other advisors, consultants or experts, as it deems appropriate. Each member of the audit committee is “independent” as defined in the NASDAQ corporate governance listing standards and under Rule 10A-3 of the Securities Exchange Act of 1934. The board of directors has determined that director Linfante qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Our board of directors has adopted a written charter for the audit committee. The audit committee met 11 times during the fiscal year ended December 31, 2012.

Compensation Committee. The compensation committee is responsible for recommending to the full board of directors the compensation of the chief executive officer and senior management, reviewing and administering overall compensation policy, including setting performance measures and goals, approving benefit programs, establishing compensation of the board of directors and other matters of personnel policy and practice and coordinating such actions with the benefits committee of Atlantic Coast Bank. The compensation committee is composed of directors Martin who serves as chairman, Beeckler, and Sweat. Each member of the compensation committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The board of directors has adopted a written charter for the compensation committee, which is available on our website at www.atlanticcoastbank.net. The compensation committee met one time during the year ended December 31, 2012.

The role of the compensation committee is to review annually the compensation levels of the executive officers and recommend compensation changes to the board of directors. The compensation committee is composed entirely of outside, non-employee directors. It is intended that the executive compensation program will enable us to attract, motivate and retain talented executive officers who are capable of achieving our business objectives and enhancing long-term stockholder value. The compensation committee has adopted a compensation strategy that seeks to provide competitive, performance-based compensation strongly aligned with the financial and stock performance of Atlantic Coast Financial Corporation. The key elements of our compensation program for executives are: base salary, annual incentive compensation and stock based award compensation. As deemed necessary in order to determine that the key elements of our executive compensation strategy are appropriate for our industry and market, the compensation committee may utilize the services of third party compensation consultants to gain perspective on similar executive positions in peer groups of publicly traded financial institutions. No such services were obtained in 2012 or 2011.

The compensation committee directly reviews the performance of the chief executive officer. The chief executive officer evaluates the performance and makes recommendations to the compensation committee for the other executive officers. However, the compensation committee has the sole authority to recommend changes regarding the total compensation of all executive officers to the full board of directors. Under the board’s policies, the Chief Executive Officer and any other director who is also an executive officer of Atlantic Coast Financial Corporation and Atlantic Coast Bank do not participate in the board of directors’ determination of their own compensation.

Governance/Nominating Committee. The governance/nominating committee currently consists of directors Sweat who serves as chairman, Beeckler, Linfante, Martin and Palmer, each of whom is considered “independent” as defined in the NASDAQ corporate governance listing standards. The board of directors has adopted a written charter for the governance/nominating committee, which is available on our website at www.atlanticcoastbank.net. The governance/nominating committee met four times during the year ended December 31, 2012.

The functions of the governance/nominating committee include the following:

•	leading the search for individuals qualified to become members of the board of directors and to select director nominees to be presented for stockholder approval;

•

developing and recommending to the board of directors other specific criteria not specified in its charter for the selection of individuals to be considered for election or re-election to the board of directors;

•	adopting procedures for the submission of recommendations by stockholders by nominees to the board of directors; and

•	annually reviewing the adequacy of its charter and recommending any proposed changes to the board of directors.

The governance/nominating committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. In addition, the governance/nominating committee is authorized by its charter to engage a third party to assist in the identification of director nominees. The committee does not have a formal diversity policy in the consideration of director nominees, but does consider a number of criteria, as set forth below, in its consideration of nominees for the board of directors. The governance/nominating committee seeks to identify candidates who, at a minimum, satisfy the following criteria:

•	the highest personal and professional ethics and integrity and whose values are compatible with our values;

•	experience and achievements that have given them the opportunity to exercise and develop good business judgment;

•	a willingness to devote the necessary time to the work of the board of directors and its committees, which includes being available for board and committee meetings;

•	a familiarity with the communities in which we operate and/or are actively engaged in community activities;

•	involvement in other activities or interests that do not create a conflict with their responsibilities to us and our stockholders; and

•

the capacity and desire to represent and balance the best interests of the communities that we serve including our stockholders and our customers, and not primarily a special interest group or constituency.

The governance/nominating committee will also take into account whether a candidate satisfies the criteria for “independence” under the NASDAQ corporate governance listing standards.

The governance/nominating committee has adopted procedures for the submission of recommendations for director nominees by our stockholders. If a determination is made that an additional candidate is needed for the board of directors, the governance/nominating committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for director by writing to the chairman of the governance/nominating committee at 10151 Deerwood Park Boulevard, Building 200, Suite 100, Jacksonville, Florida 32256. The chairman must receive a submission not less than 120 days prior to the date of our proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the governance/nominating committee;

•

the name and address of the stockholder as they appear on our stockholder records, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Atlantic Coast Financial Corporation or its affiliates;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement from the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in our bylaws.

A stockholder who wants to communicate with the board of directors or with any individual director can write to Atlantic Coast Financial Corporation at 10151 Deerwood Park Boulevard, Building 200, Suite 100, Jacksonville, Florida 32256, attention: Chairman of the Governance/Nominating Committee. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;

•

attempt to handle the inquiry directly, or forward the communication for response by another employee. For example, a request for information about us as a stock-related matter may be forwarded to our stockholder relations officer; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each board of directors meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

Code of Ethics

The board of directors has adopted a Code of Business Conduct and Ethics that applies to all of Atlantic Coast Financial Corporation’s and Atlantic Coast Bank’s directors, officers and employees, and a Code of Ethics for the chief executive officer and senior financial officers. The codes are intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws. The codes are available on our website at www.atlanticcoastbank.net. Amendments to and waivers from the codes will also be disclosed on our website.

Attendance at Annual Meetings of Stockholders

Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that directors will make every effort to attend our annual meetings. Seven of our then-current directors attended the prior year’s annual meeting of stockholders.

Audit Committee Report

Our audit committee operates under a written charter adopted by the board of directors which is available on our website at www.atlanticcoastbank.net. The audit committee has issued a report which states that it has:

•	reviewed and discussed with management and our independent registered public accounting firm, our audited consolidated financial statements for the year ended December 31, 2012;

•

discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•

received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm their independence from us.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 and be filed with the Securities and Exchange Commission. In addition, the audit committee approved the appointment of McGladrey LLP as the independent registered public accounting firm for us for the year ending December 31, 2013, subject to the ratification of this appointment by our stockholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference, and shall not otherwise be deemed filed with the Securities and Exchange Commission.

This report has been provided by the audit committee.

Thomas F. Beeckler, Chairman

John J. Linfante

W. Eric Palmer

H. Dennis Woods

Section 16(a) Beneficial Ownership Reporting Compliance

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. Our officers and directors and beneficial owners of greater than 10% of our common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure in a company’s annual proxy statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of our common stock to file a Form 3, 4 or 5 on a timely basis. Based on our review of such ownership reports no officer, director or 10% beneficial owner of our common stock failed to file such ownership reports on a timely basis for the year ended December 31, 2012.

Executive Compensation

The following table sets forth, for the years ended December 31, 2012 and 2011, certain information as to the total compensation paid to G. Thomas Frankland, who served as the principal executive officer of Atlantic Coast Financial Corporation during the year ended December 31, 2012, and to Atlantic Coast Financial Corporation’s two most highly compensated executive officers, other than Mr. Frankland, who were serving as executive officers as of December 31, 2012. Each of the individuals listed in the table below are referred to as a “named executive officer.”

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock awards (#)	Option awards(2) (#)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation(3) ($)	Total ($)
G. Thomas Frankland President and Chief Executive Officer(4)	2012 2011	300,000 288,000	— —	— —	— 33,250	— —	— —	487 —	300,487 321,250
Thomas B. Wagers, Sr. Chief Financial Officer(4)	2012 2011	178,217 178,217	— 25,000	— —	— —	— —	— —	36,744 39,260	214,961 242,477
Phillip S. Buddenbohm Chief Risk Officer	2012 2011	135,000 135,000	— 2,500	— —	— —	— —	— —	5,101 6,733	140,101 144,233

(1)	Represents payments received by the applicable named executive officers as a result of the successful completion of the second step conversion.
(2)	Represents the grant date fair value of the stock option awards received by Mr. Frankland on August 5, 2011 under the Atlantic Coast Financial Corporation 2005 Stock Option Plan. The grant date fair value of the stock awards and the option awards have been computed in accordance with the stock-based compensation accounting rules pursuant to FASB ASC Topic 718. A discussion of the assumptions used in calculating the option award values may be found at footnote 16 to our audited financial statements set forth in Part II, Item 8 of the Annual Report on Form 10-K, filed on April 1, 2013.
(3)	The amounts in this column reflect the various benefits and payments received by the applicable named executive officers. A break-down of the various elements of compensation in this column is set forth in the table provided below for the year ended December 31, 2012.
(4)	G. Thomas Frankland resigned as President, Chief Executive Officer, and Director effective July 1, 2013. Thomas B. Wagers Sr. was appointed Interim President and Chief Executive Officer by the board of directors effective July 1, 2013.

Name	Perquisites(1) ($)	Tax Gross Ups(2) ($)	Contributions to 401(k) Plan ($)	Insurance Premiums Paid(3) ($)	ESOP Allocation ($)	Total ($)
G. Thomas Frankland	—	—	—	—	487	487
Thomas B. Wagers, Sr.	11,000	453	4,809	19,995	487	36,744
Phillip S. Buddenbohm	4,800	—	—	—	301	5,101

(1)	Perquisites for Mr. Wagers included reimbursement for country club membership and automobile allowances. Perquisites for Mr. Buddenbohm include an automobile allowance.
(2)	Tax gross ups for Mr. Wagers represents withholding taxes related to the reimbursement for country club membership.
(3)	Represents imputed cost of insurance for Mr. Wagers in accordance with his endorsement life insurance agreement (“Split Dollar”) as described in more detail below.

Incentive Program

Atlantic Coast Bank did not establish its annual and quarterly cash incentive programs for 2012. Therefore, Atlantic Coast Bank did not pay annual or quarterly incentive awards to the named executive officers.

Executive Agreements

Non-Compete and Non-Solicitation Agreement with Messrs. Wagers and Buddenbohm. Atlantic Coast Bank entered into a Non-Compete and Non-Solicitation Agreement each with Messrs. Wagers and Buddenbohm on May 12, 2010. Each agreement provides that for a period of two years following the executive’s termination of employment for any reason other than cause, the executive will not: (i) directly or indirectly solicit any officer or employee to terminate their employment with Atlantic Coast Bank or Atlantic Coast Financial Corporation; (ii) accept employment or become affiliated with any competitor of Atlantic Coast Bank or Atlantic Coast Financial Corporation in the same geographic locations where Atlantic Coast Bank or Atlantic Coast Financial Corporation has material business interests; or (iii) solicit or cause any customer of Atlantic Coast Bank to terminate an existing business or commercial relationship with Atlantic Coast Bank.

As consideration for the executive’s covenants above, he will be entitled to receive a cash lump sum payment equal to two times (i) the highest annual rate of base salary and (ii) the highest annual bonus and non-equity incentive compensation paid to him over the most recent two calendar years prior to the termination of employment. Such payment will be made within 30 days following the executive’s date of termination.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to our outstanding equity awards as of December 31, 2012 for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End
Option Awards							Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable(1) (#)	Number of securities underlying unexercised options not exercisable(1)(2) (#)	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price(1) ($)	Option expiration date(3)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
G. Thomas Frankland	8/5/2011	5,000	20,000	—	5.03	8/5/2021	—	—	—	—
Thomas B. Wagers, Sr.	7/28/2005	392	—	—	70.06	7/28/2015	—	—	—	—
	10/11/2005	392	—	—	69.90	10/11/2015	—	—	—	—
	12/22/2006	5,728	—	—	93.47	12/22/2016	—	—	—	—
Phillip S. Buddenbohm	7/28/2005	1,764	—	—	70.06	7/28/2015	—	—	—	—
	10/11/2005	1,078	—	—	69.90	10/11/2015	—	—	—	—

(1)	Following the completion of the second-step conversion, all outstanding options to purchase common stock of Atlantic Coast Federal Corporation were exchanged for options to purchase common stock of Atlantic Coast Financial Corporation pursuant to an exchange ratio of 0.1960. The option exercise price was determined by dividing the original option exercise price by the 0.1960 exchange ratio.
(2)	Mr. Frankland’s stock options vest at a rate of 20% per year, commencing on August 5, 2012.
(3)	All stock options expire 10 years after the grant date.

Benefit Plans

Stock Option Plan. Outside directors and key employees of Atlantic Coast Bank, Atlantic Coast Financial Corporation or their affiliates are eligible to participate in and receive awards under the Atlantic Coast Financial Corporation 2005 Stock Option Plan (“2005 Stock Option Plan”). Under the 2005 Stock Option Plan, Atlantic Coast Financial Corporation reserved 139,720 shares of common stock (as adjusted as a result of the second-step conversion) to be issued pursuant to grants of stock option awards. A stock option gives the recipient the right to purchase shares of common stock of Atlantic Coast Financial Corporation at a specified price during a specified period of time. Awards may be granted as either incentive or non-statutory stock options. Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code. Only employees are eligible to receive incentive stock options. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of exercise either in cash or with common stock that was owned by the recipient. All stock options vest at a rate determined by the board of directors at the time the awards are granted to the recipient, but not more than 20% per year. Stock options will fully vest and become immediately exercisable upon the recipient’s termination of service due to death or disability, or following a change in control of Atlantic Coast Financial Corporation.

Recognition and Retention Plan. Outside directors and key employees of Atlantic Coast Bank, Atlantic Coast Financial Corporation or their affiliates are also eligible to participate and receive awards under the Atlantic Coast Financial Corporation 2005 Recognition and Retention Plan (“2005 Recognition and Retention Plan”). Under the 2005 Recognition and Retention Plan, Atlantic Coast Financial Corporation reserved 55,888 shares of common stock (as adjusted as a result of the second-step conversion) to be issued pursuant to grants of restricted stock awards. All restricted stock awards must vest at least 20% per year, beginning one year following the date of grant. However, the restricted stock awards will fully vest upon the recipient’s termination of service due to death or disability, or following a change in control of Atlantic Coast Financial Corporation.

Employee Stock Purchase Plan. The Atlantic Coast Financial Corporation Employee Stock Purchase Plan was adopted on June 1, 2010 to encourage and facilitate the purchase of shares of Atlantic Coast Financial Corporation common stock. The plan is intended to be a tax-qualified “employee stock purchase plan” under Section 423 of the Internal Revenue Code, which has certain tax advantages. Under the plan, 29,400 shares of Atlantic Coast Financial Corporation common stock may be issued, with an annual increase of 9,800 shares to be added to the plan on the first day of each calendar year, starting on January 1, 2011, as adjusted as a result of the second-step conversion. Stock subject to purchase under the plan will be shares of Atlantic Coast Financial Corporation common stock that have been authorized but unissued, or have been previously issued, or both.

The plan is generally open to all employees of Atlantic Coast Financial Corporation and its subsidiaries. The compensation committee will determine who is eligible to participate in the plan for each offering date. Participants will then enter into a stock purchase agreement with Atlantic Coast Financial Corporation. The agreement will state the number of shares of common stock that are eligible to be purchased by the participant during a specified period of time beginning on the offering date and ending on a purchase date established by the compensation committee (the purchase period), provided however that the purchase period does not last longer than 27 months following the offering date. The agreement will also provide the purchase price of the shares of common stock that are eligible to be purchased by the participant. However, the purchase price of a share of common stock will be not less than 85% of its fair market value on the date of the stock purchase agreement (as adjusted as a result of the second-step conversion).

During the purchase period, the participant will designate a fixed dollar amount of his or her compensation to be withheld for the purchase of common stock equal to the purchase price of the shares that are eligible to be purchased by the participant. Atlantic Coast Financial Corporation or the appropriate participating subsidiary will credit these amounts to a plan account. Accounts are not credited with interest. Payroll deductions will remain in effect until changed by the participant and will remain in effect for successive purchase periods. The compensation committee will determine how often participants may change their deferral elections during a purchase period. A participant’s stock purchases during a calendar year may not exceed the lesser of: (i) a total dollar amount or number of shares as specified by the compensation committee, or (ii) $25,000.

At the end of the purchase period, if the fair market value of a share of common stock is equal to or greater than the purchase price specified in the stock purchase agreement, the shares covered by the agreement automatically will be purchased by the participant with the funds held on behalf of the participant in the plan account. However, the participant may elect not to purchase any shares or to purchase fewer than all of the shares covered by the agreement. Any balance in the plan account held on behalf of the participant after purchase of the shares will be paid to the participant. If a participant does not purchase any shares, all funds in the plan account held on his or her behalf will be paid to the participant. The number of shares the participant purchases on each purchase date is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation since the prior purchase date by the purchase price. As soon as practicable after each purchase date, the custodian will cause to be credited to the participant’s account the number of shares of common stock with respect to which the participant exercised his or her purchase rights under the plan.

Termination of a participant’s employment for any reason, including disability or death or the failure of the participant to remain continuously employed by Atlantic Coast Financial Corporation, Atlantic Coast Bank or a subsidiary will terminate his or her participation in the plan immediately. The payroll deductions contributed to the participant’s account will be returned to him or her or, in the case of death, to the person or persons entitled thereto in accordance with the plan.

Supplemental Retirement Agreements. Atlantic Coast Bank has entered into the Fourth Amended and Restated Supplemental Retirement Agreement with Mr. Wagers. The agreement supersedes the prior supplemental retirement agreement that was in effect (the “old agreement”). The agreement provides for the payment of a supplemental retirement benefit equal to the executive’s “appreciation benefit.” The executive’s “appreciation benefit” is calculated based on the following formula: the sum of (i) the lesser of (A) the “prior benefit component” multiplied by the “issue price,” or (B) the executive’s accrued benefit under the old agreement as of December 11, 2009 multiplied by 3% per annum; (ii) the “stock award component” multiplied by the “issue price;” and (iii) the “stock ownership component,” multiplied by the “issue price.” The “prior benefit component” is determined by dividing Mr. Wagers’ accrued benefit under his old agreement as of December 11, 2009 by $1.44, which is the fair market value of Atlantic Coast Federal Corporation common stock on December 11, 2009. The “stock award component” is equal to 25% of the number of shares of Atlantic Coast Federal Corporation common stock awarded to the executive under the 2005 Recognition and Retention Plan that were still held by the executive as of December 11, 2009. The “stock ownership component” is equal to 75% of the amount of shares of Atlantic Coast Federal Corporation common stock that were beneficially owned by the executive as of December 11, 2009. The “issue price” is the average selling price of a share of Atlantic Coast Federal Corporation common stock over the 30 day period immediately preceding the conversion, minus $1.44. Atlantic Coast Bank will pay interest on the unpaid balance of the executive’s vested appreciation benefit at the rate of the monthly average of the three-month London Interbank Offered Rate (LIBOR) plus 275 basis points per annum until the appreciation benefit is paid in full.

Mr. Wagers became 15% vested in his appreciation benefit as a result of the completion of the second-step conversion on February 3, 2011. A portion of Mr. Wagers’ vested appreciation benefit was used to purchase Atlantic Coast Financial Corporation common stock that was issued in connection with the second-step conversion. Such purchased common stock is being held in a rabbi trust that was created by Atlantic Coast Bank.

Mr. Wagers will become 100% vested upon the continued operation of Atlantic Coast Financial Corporation with before-tax income (disregarding any accrued liability under a nonqualified deferred compensation plan sponsored by Atlantic Coast Bank and Atlantic Coast Financial Corporation) for two consecutive calendar quarters following the closing of the conversion offering. Notwithstanding the foregoing, the Mr. Wagers will become 100% vested in his appreciation benefit upon the earlier of: (i) death, (ii) disability, (iii) involuntary termination, or (iv) the occurrence of a change in control of Atlantic Coast Bank or Atlantic Coast Financial Corporation. A committee designated by the board to administer each agreement has the right to accelerate the vesting of the executive’s appreciation benefit at any time.

Payment of the vested appreciation benefit will commence on the first business day of the month following Mr. Wagers’ normal retirement date, and will be payable in 180 equal monthly installments thereafter. All payments will be made in cash, provided, however, to the extent the appreciation benefit is invested in Atlantic Coast Financial Corporation common stock, then the appreciation benefit attributable to common stock will be distributed in-kind. The normal retirement date for Mr. Wagers is January 1, 2014. In the event of Mr. Wagers’ disability or separation from service prior to attaining the normal retirement date, he will be entitled to his vested appreciation benefit, payable in 180 equal monthly installments commencing on the first business day following the date of his disability or separation from service. If Mr. Wagers dies prior to attaining his normal retirement date, his beneficiary will be entitled to his appreciation benefit, payable in a lump sum on the first business day of the month following his normal retirement date. If a change in control of Atlantic Coast Financial Corporation or Atlantic Coast Bank occurs prior to Mr. Wagers’ normal retirement date, he will be paid his appreciation benefit in a lump sum within 30 days following such change in control.

Amended and Restated Supplemental Executive Retirement Plan. Atlantic Coast Bank adopted the Atlantic Coast Bank Amended and Restated Supplemental Executive Retirement Plan, which was originally established on November 1, 2004 and was most recently amended and restated on January 1, 2005. Each employee who is selected by the board of directors of Atlantic Coast Bank is eligible to participate in this plan. Mr. Buddenbohm is the only named executive officer participating in this plan.

Each participant in the plan is entitled to a supplemental retirement benefit equal to the executive’s “appreciation benefit.” The participant’s “appreciation benefit” is calculated based on the following formula: the “prior benefit” multiplied by the “issue price” multiplied by the “exchange ratio.” The “prior benefit” is the number of shares of Atlantic Coast Federal Corporation common stock equal to the participant’s accrued benefit under the plan as of December 11, 2009. The fair market value of Atlantic Coast Federal Corporation common stock as of December 11, 2009 used to determine the “prior benefit” is $1.44. The “issue price” is $10.00, which was the initial offering price of the common stock of Atlantic Coast Financial Corporation in connection with the second-step conversion. The “exchange ratio” is 0.196, which was used to determine the number of shares of common stock of Atlantic Coast Financial Corporation that were exchanged for each share of common stock of Atlantic Coast Federal Corporation as a result of the second-step conversion.

Each participant became 100% vested in the participant’s appreciation benefit as a result of the completion of the second-step conversion. Payment of the participant’s vested appreciation benefit will commence on January 1st of the year following the participant’s separation from service at or after attaining age 65 (the “normal retirement age”) and will be payable in 20 equal annual installments. If the participant’s separation from service occurs at or after attaining age 55 but before attaining the normal retirement age (the “early retirement age”), the participant’s appreciation benefit shall be reduced by 5% for each year the participant’s early retirement age is less than the normal retirement age. The reduced appreciation benefit will commence on January 1st of the year following the participant’s separation from service and will be payable in 20 equal annual installments.

Split Dollar Life Insurance Agreements. Atlantic Coast Bank has entered into an endorsement split-dollar life insurance agreement with Mr. Wagers. Under the agreement, if at the time of death Mr. Wagers is either employed by Atlantic Coast Bank or has retired from employment and has completed ten years of service with Atlantic Coast Bank measured from the effective date of the agreement, Mr. Wager’s beneficiary will be entitled to a life insurance benefit equal to three times his highest annual base salary in effect during the ten years prior to death or retirement. The life insurance policies are bank owned life insurance (“BOLI”) purchased with single premiums. Endorsements equal to the estimated death benefits of the BOLI policy provided coverage under the terms of the split-dollar agreements. In the event of a change in control of Atlantic Coast Financial or Atlantic Coast Bank, Mr. Wagers’ agreement will remain in effect regardless of his employment status with Atlantic Coast Bank or any successor following the change in control.

Tax-Qualified Benefit Plans

401(k) Plan. Atlantic Coast Bank maintains the Atlantic Coast Bank Employees’ Savings & Profit Sharing Plan and Trust, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) plan’s eligibility requirements. Employees who have completed three consecutive months of service will begin participation in the 401(k) plan on the first day of the month coinciding with or next following the date the employee has satisfied the eligibility requirements.

A participant may contribute up to 75% of his or her compensation to the 401(k) plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For the 2012 calendar year, the maximum salary deferral contribution that could be made by a participant was $17,000, provided however that a participant over age

50 could contribute an additional $5,500 to the 401(k) plan. In addition to salary deferral contributions, Atlantic Coast Bank will make a matching contribution equal to 50% of the first 6% of the compensation that is deferred by the participant during the plan year. A participant is always 100% vested in his or her salary deferral contributions. All employer contributions vest at a rate of 20% per year, beginning after the participant’s completion of his or her second year of service, such that the participant will be fully vested upon completion of six years of credited service. However, a participant will immediately become 100% vested in the employer contributions upon his or her death, disability, or attainment of age 60 while employed with Atlantic Coast Bank. Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account at retirement (age 60), age 59 1/2 (while employed with Atlantic Coast Bank), death, disability, or termination of employment.

Each participant has an individual account under the 401(k) plan and may direct the investment of his or her account among a variety of investment options or vehicles available. In addition, participants in the 401(k) plan can purchase shares of Atlantic Coast Financial Corporation common stock through the Atlantic Coast Financial Corporation Stock Fund.

Employee Stock Ownership Plan. Atlantic Coast Financial Corporation maintains the Atlantic Coast Financial Corporation Employee Stock Ownership Plan. Employees of Atlantic Coast Financial Corporation and Atlantic Coast Bank who have been credited with at least 1,000 hours of service during a twelve-month period are eligible to participate in the employee stock ownership plan. As part of the initial public offering of Atlantic Coast Federal Corporation, the employee stock ownership plan borrowed funds from Atlantic Coast Federal Corporation and used those funds to purchase 465,520 shares of common stock, which served as collateral for the loan. The loan was scheduled to be repaid by Atlantic Coast Bank through discretionary contributions to the employee stock ownership plan over a period of ten years. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among the participants’ accounts as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the unallocated suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated to each eligible participant’s plan account, based on the ratio of each participant’s compensation to the total compensation of all eligible participants. Vested benefits will be payable generally upon the participants’ termination of employment, and will be paid in the form of common stock, or to the extent participants’ accounts contain cash, benefits will be paid in cash. However, participants have the right to elect to receive their benefits entirely in the form of common stock. Pursuant to FASB ASC Subtopic 718-40, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.

As a result of the second-step conversion, the 139,656 shares of Atlantic Coast Federal Corporation held in the suspense account were converted to 27,372 shares of Atlantic Coast Financial Corporation common stock, and all shares allocated to participants’ accounts were converted to shares of Atlantic Coast Financial Corporation common stock pursuant to the 0.1960 exchange ratio. In addition, the employee stock ownership plan purchased 68,434 of shares of Atlantic Coast Financial Corporation common stock issued in the conversion offering. The employee stock ownership plan funded its stock purchase with a loan from Atlantic Coast Financial Corporation equal to the aggregate purchase price of the common stock. This loan will be repaid principally through Atlantic Coast Bank’s contribution to the employee stock ownership plan and dividends payable on the common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, which is currently 3.25%. Thereafter, the interest rate will adjust annually. The original loan from Atlantic Coast Federal Corporation to the employee stock ownership plan in connection with the initial public offering was refinanced and rolled into a new loan received by the employee stock ownership plan from Atlantic Coast Financial Corporation in connection with the second-step conversion.

The trustee will hold the shares purchased by the employee stock ownership plan and all remaining unallocated shares that were purchased in connection with the initial public offering (95,806 shares in the aggregate) in an unallocated suspense account, and shares will be released to the participants’ accounts as the new loan is repaid, on a pro-rata basis. The trustee will allocate the shares released among the participants’ accounts on the basis of each participant’s proportional share of eligible plan compensation relative to all participants’ proportional share of eligible plan compensation.

Director Compensation

Directors’ Summary Compensation Table. Set forth below is summary compensation for each of our non-employee directors for the year ended December 31, 2012.

Director Compensation
Name	Fees earned or paid in cash ($)	Stock awards(1) ($)	Option awards(1) ($)	Non-equity incentive plan compensation(2) ($)	Non-qualified deferred compensation earnings ($)	All other compensation(3) ($)	Total
Thomas F. Beeckler (4)	24,321	—	—	—	—	—	24,321
Charles R. Carey (6)	7,848	—	—	—	—	—	7,848
Frederick D. Franklin, Jr. (7)	9,810	—	—	—	—	—	9,810
Charles E. Martin, Jr. (4)	24,099	—	—	—	—	—	24,099
W. Eric Palmer (4)	24,099	—	—	—	—	—	24,099
Jay S. Sidhu (5)	25,196	—	—	—	—	83,333	108,529
John L. Linfante	24,473	—	—	—	—	—	24,473
Forrest W. Sweat, Jr. (4)	25,178	—	—	—	—	—	25,178
H. Dennis Woods (4)	23,544	—	—	—	—	—	23,544
Bhanu Choudhrie	23,544	—	—	—	—	—	23,544

(1)	No stock option or stock awards were granted to directors in 2012.
(2)	Directors earned no incentive compensation under any incentive program in 2012.
(3)	For the year ended December 31, 2012, Mr. Sidhu was paid a consulting fee under a three year contract for service through March 14, 2014. No director received perquisites or personal benefits, which exceeded $10,000.
(4)	As of December 31, 2012 each noted director had 5,379 outstanding option awards.
(5)	As of December 31, 2012 Mr. Sidhu had 19,600 outstanding option awards.
(6)	Mr. Carey resigned from the board of directors effective June 2, 2012.
(7)	Mr. Franklin’s term ended May 11, 2012.

Cash Compensation

Members of the board of directors of Atlantic Coast Bank do not receive separate compensation for their service on the board of directors or the committees of Atlantic Coast Financial Corporation.

Members of Atlantic Coast Financial Corporation’s board of directors receive a fee of $1,962 per month. Employee members do not receive board fees. The chairman of the board receives a fee of $2,375 monthly and the vice-chairman of the board and chairman of the audit committee both receive a fee of $2,073 monthly. Other than described above, committee members are not separately compensated for their service.

Incentive Program

Atlantic Coast Bank did not establish its annual and quarterly cash incentive programs for 2012. Therefore, Atlantic Coast Bank did not pay annual or quarterly incentive awards to any director in 2012.

Director Plans

Consulting Agreement with Mr. Sidhu. On May 13, 2011, Mr. Sidhu resigned as Executive Chairman of Atlantic Coast Financial Corporation. In conjunction with Mr. Sidhu’s resignation, Atlantic Coast Financial Corporation and Mr. Sidhu entered into a consulting agreement, which became effective retroactive to April 1, 2011. The Consulting Agreement superseded and replaced in its entirety Mr. Sidhu’s prior Employment Agreement with Atlantic Coast Financial Corporation.

The Consulting Agreement is for a three-year term and provides that Mr. Sidhu will assist Atlantic Coast Financial Corporation with advice on operating, personnel, business and tax planning strategies in addition to assistance on future capital raising initiatives. He will receive $250,000 in compensation over the three-year term of the Consulting Agreement. Mr. Sidhu is also entitled to an incentive bonus of $500,000 if Atlantic Coast Financial Corporation reverses (and fully realizes as capital) by December 31, 2014, the entire valuation reserve established by Atlantic Coast Financial Corporation with respect to its net deferred federal and state income tax asset of $20.7 million as of December 31, 2010, and the accounting treatment with respect to the valuation reserve has been agreed to by Atlantic Coast Financial Corporation’s independent accounting firm as being in accordance with generally accepted accounting principles.

2005 Stock Option Plan and 2005 Recognition and Retention Plan. The directors are eligible to participate in the 2005 Stock Option Plan and the 2005 Recognition and Retention Plan. Please see the description of the plans set forth under Executive Compensation – Benefit Plans for further details.

Director Stock Purchase Plan. The Atlantic Coast Financial Corporation Director Stock Purchase Plan was adopted on June 1, 2010 to encourage and facilitate the purchase of shares of Atlantic Coast Financial Corporation common stock by directors. Under the plan, 29,400 shares of Atlantic Coast Financial Corporation common stock may be issued, with an annual increase of 9,800 shares to be added to the plan on the first day of each calendar year, starting on January 1, 2011, as adjusted as a result of the second-step conversion. Stock subject to purchase under the plan will be shares of Atlantic Coast Financial Corporation common stock that have been authorized but unissued, or have been previously issued, or both.

The plan is open to all directors of Atlantic Coast Financial Corporation. Each participant must enter into a stock purchase agreement with Atlantic Coast Financial Corporation, which will state the number of shares of common stock that are eligible to be purchased by the participant during a specified period of time beginning on the offering date and ending on a purchase date established by the compensation committee (the “purchase period”), provided however that the purchase period does not last longer than 27 months following the offering date. The agreement will also provide the purchase price of the shares of common stock that are eligible to be purchased by the participant. However, the purchase price of a share of common stock will be not less than 85% of its fair market value on the date of the stock purchase agreement.

During the purchase period, the participant will designate a fixed dollar amount of his or her director fees to be withheld for the purchase of common stock equal to the purchase price of the shares that are eligible to be purchased by the participant, as adjusted as result of the second-step conversion. Atlantic Coast Financial Corporation or the appropriate participating subsidiary will credit these amounts to a plan account. Accounts are not credited with interest. The amount of deductions will remain in effect until changed by the participant and will remain in effect for successive purchase periods. The compensation committee will determine how often participants may change their deferral elections during a purchase period. A participant’s stock purchases during a calendar year may not exceed the total dollar amount or number of shares specified by the compensation committee.

At the end of the purchase period, if the fair market value of a share of common stock is equal to or greater than the purchase price specified in the stock purchase agreement, the shares covered by the agreement automatically will be purchased by the participant with the funds held on behalf of the participant in the plan account. However, the participant may elect not to purchase any shares or to purchase fewer than all of the shares covered by the agreement. Any balance in the plan account held on behalf of the participant after purchase of the shares, will be paid to the participant. If a participant does not purchase any shares, all funds in the plan account held on his or her behalf will be paid to the participant. The number of shares the participant purchases on each purchase date is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation since the prior purchase date by the purchase price. As soon as practicable after each purchase date, the custodian will cause to be credited to the participant’s account the number of shares of common stock with respect to which the participant exercised his or her purchase rights under the plan.

Termination of a participant’s services for any reason, including disability or death or the failure of the participant to remain continuously employed by Atlantic Coast Financial Corporation, Atlantic Coast Bank or a subsidiary will terminate his or her participation in the plan immediately. Fees contributed to the participant’s account shall be returned to him or her or, in the case of death, to the person or persons entitled thereto in accordance with the plan.

Director Retirement Plan. Atlantic Coast Bank has adopted the Atlantic Coast Bank 2005 Amended and Restated Director Retirement Plan, effective June 17, 2010. Each member of the board of directors of Atlantic Coast Bank is eligible to participate in the plan. As a result of the completion of the second-step conversion, each participant is entitled to receive his or her “appreciation benefit.” The participant’s “appreciation benefit” will be payable in equal monthly installments of 120 months, commencing on the first day of the month following the completion of the second-step conversion.

The participant’s “appreciation benefit” is calculated based on the following formula: the sum of (i) the lesser of (A) the “prior benefit component” multiplied by the “issue price,” or (B) the executive’s accrued benefit under the old agreement as of December 11, 2009 multiplied by 3% per annum, (ii) the “stock award component” multiplied by the “issue price,” and (iii) the “stock ownership component,” multiplied by the “issue price.” The “prior benefit component” is determined by dividing the director’s accrued benefit under the plan as of December 11, 2009 by $1.44, which is the fair market value of Atlantic Coast Federal Corporation common stock on December 11, 2009. The “stock award component” is equal to 25% of the number of shares of Atlantic Coast Federal Corporation common stock awarded to the participant under the 2005 Recognition and Retention Plan that were still held by the participant as of December 11, 2009. The “stock ownership component” is equal to 75% of the amount of shares of Atlantic Coast Federal Corporation common stock that were beneficially owned by the participant as of December 11, 2009. The “issue price” is the average selling price of a share of Atlantic Coast Federal Corporation common stock over the 30 day period immediately preceding the conversion, minus $1.44. The aggregate value of the “prior benefit component,” the “stock award component,” and the “stock ownership component” will be adjusted in accordance with the exchange ratio. Atlantic Coast Bank will pay interest on the unpaid balance of the participant’s appreciation benefit at the rate of the monthly average of the three-month LIBOR plus 275 basis points per annum until the appreciation benefit is paid in full.

Each participant became 100% vested in his appreciation benefit as a result of the completion of the second-step conversion on February 3, 2011. A portion of the participant’s vested appreciation benefit was used to purchase Atlantic Coast Financial Corporation common stock that was issued in connection with the second-step conversion. Such purchased common stock is being held in a rabbi trust that was created by Atlantic Coast Bank. As a result, to the extent the participant’s appreciation benefit is invested in Atlantic Coast Financial Corporation common stock, then the participant’s appreciation benefit attributable to common stock will be distributed in-kind. Due to the Consent Order with the OCC and relevant federal banking regulations no distributions are currently being made to directors from the Director Retirement Plan.

Director Deferred Fee Plan. Atlantic Coast Financial Corporation adopted the Atlantic Coast Financial Corporation Amended and Restated 2005 Director Deferred Fee Plan, effective January 1, 2005. The plan allows for a participant to elect to defer a portion of his or her director fees to the plan. All amounts contributed to the plan are credited to a bookkeeping account established on behalf of each participant. The participant’s account balance will be credited with earnings based on the participant’s choice among the investment alternatives made available under plan. However, participants will not be permitted to invest in Atlantic Coast Financial Corporation common stock. Each participant will have the right to elect for the payment of his or her account balance to commence on either a specified date or within 30 days following his or her separation from service (the “commencement date”). However, the participant’s account balance may be paid out prior to the commencement date due to the participant’s death or disability, or a change in control of Atlantic Coast Financial Corporation. Generally, the participant’s account balance will be payable in a lump sum distribution. However, a participant can elect for his or her account balance to be payable in equal monthly installments over a period not to exceed 10 years.

Director Deferred Compensation Plan for Equity. Atlantic Coast Financial Corporation adopted the Atlantic Coast Financial Corporation Amended and Restated 2007 Director Deferred Compensation Plan for Equity. The plan allows for a participant to defer receipt of board fees and annual cash incentives to the plan, which will be used to purchase “phantom shares.” Each phantom share will be deemed to be acquired at the prevailing market rate of Atlantic Coast Financial Corporation common stock, and will be credited to a bookkeeping account established on behalf of each participant. The account will be maintained in phantom shares for the duration of the participant’s participation in the plan. To the extent dividends are issued on Atlantic Coast Financial Corporation common stock, dividends will be credited to the phantom shares in the same proportion as the actual dividends are credited to Atlantic Coast Financial Corporation common stock.

Each participant will have the right to elect for the payment of his or her account balance to commence on either a specified date or within 30 days following his or her separation from service (the “commencement date”). However, the participant’s account balance may be paid out prior to the commencement date due to the participant’s death or disability, or a change in control of Atlantic Coast Financial Corporation. Generally, the participant’s account balance will be payable in a lump sum distribution. However, a participant can elect for his or her account balance to be payable in equal monthly installments over a period not to exceed 10 years. All payments made under the plan to the participant will be made in the form of Atlantic Coast Financial Corporation common stock.

Director Emeritus Program. Atlantic Coast Bank adopted the Atlantic Coast Bank Director Emeritus Plan, effective January 1, 2005. The plan provides three former retired directors with additional retirement benefits to recognize their significant and valued contributions to Atlantic Coast Bank. Two former directors are currently participating in the plan and are being paid a normal retirement benefit of $10,000 per year, payable in monthly installments for nine years that commenced on the 30th day following their retirement from the board.

Transactions With Certain Related Persons

Loans to Directors and Officers. Atlantic Coast Bank has a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions as those of comparable transactions with unaffiliated third parties prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. In addition, all loans to directors and executive officers are approved by at least a majority of the independent, disinterested members of the board of directors.

All loans Atlantic Coast Bank makes to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Atlantic Coast Bank. Loans to all directors and executive officers and their associates totaled approximately $1.6 million at December 31, 2012. All loans to directors and executive officers were performing in accordance with their terms at December 31, 2012.

Our board of directors unanimously recommends that you vote “FOR” each of the nominees to the board.

PROPOSAL II – RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Atlantic Coast Financial Corporation’s independent registered public accounting firm for the year ended December 31, 2012 was McGladrey LLP. The audit committee of Atlantic Coast Financial Corporation has approved the engagement of McGladrey LLP to be Atlantic Coast Financial Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2013, subject to the ratification of the engagement by Atlantic Coast Financial Corporation’s stockholders. At the annual meeting, the stockholders of Atlantic Coast Financial Corporation will consider and vote on the ratification of the engagement of McGladrey LLP for Atlantic Coast Financial Corporation’s fiscal year ending December 31, 2013. No representatives of McGladrey LLP are expected to attend the annual meeting.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by McGladrey LLP, during the fiscal years ended December 31, 2012 and 2011. The aggregate fees included in the audit category were fees billed for the fiscal years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the noted fiscal years.

	2012	2011
Audit Fees	$360,225	$238,000
Audit Related Fees	81,722	143,482
Tax Fees	56,500	60,500
All Other Fees	—	51,219

Audit Fees. Audit fees of $360,225 and $238,000 in fiscal 2012 and 2011, respectively, were for the audit of our consolidated financial statements. The audit fees for both fiscal 2012 and 2011 included fees relating to review of the financial statements included in our quarterly reports on Form 10-Q and review of our Annual Report on Form 10-K.

Audit-Related Fees. Audit related fees for $81,722 in fiscal year 2012 were for annual benefit plan audits of our Employee Stock Ownership Plan and our 401(k) plan of $46,722 and for the annual audits and reports on our financial statements, internal control and compliance for HUD assisted programs of $35,000. Audit related fees for $143,482 in fiscal year 2011 were for annual benefit plan audits of our Employee Stock Ownership Plan and our 401(k) plan of $44,278 and for the annual audits and reports on our financial statements, internal control and compliance for HUD assisted audits of $37,000. Audit-related fees above for 2011 also included fees of $62,204 paid for audits and reports on our 2010 financial statements, internal control, and compliance for HUD assisted programs completed during fiscal 2011.

Tax Fees. Tax fees of $56,500 and $60,500 in fiscal years 2012 and 2011, respectively, were for services related to tax compliance and tax planning.

All Other Fees. All other fees in fiscal 2011 were fees payable to McGladrey LLP for their work relating to non-audit accounting matters.

The audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has delegated pre-approval authority to its chairman when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

In order to ratify the appointment of McGladrey LLP as the independent registered public accounting firm for the year ending December 31, 2013, the proposal must receive at least a majority of the votes cast at the annual meeting, without regard to broker non-votes or proxies marked “ABSTAIN,” either in person or by proxy, in favor of such ratification. The audit committee of the board of directors recommends a vote “FOR” the ratification of the appointment of McGladrey LLP as the independent registered public accounting firm for the year ending December 31, 2013.

PROPOSAL III – NON-BINDING ADVISORY PROPOSAL

TO APPROVE EXECUTIVE COMPENSATION

The compensation of our Chief Executive Officer and our two other most highly compensated executive officers (“Named Executive Officers”) is described in “Executive Compensation” and “Executive Agreements.” Stockholders are urged to read these sections of the Proxy Statement, which discuss our compensation policies and procedures with respect to our Named Executive Officers.

Stockholders will be asked at the annual meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

“RESOLVED, that the compensation paid to Atlantic Coast Financial Corporation’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on our board of directors. Although non-binding, our board of directors and our compensation committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. Our board of directors and our compensation committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

Our board of directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal III.

PROPOSAL IV – FREQUENCY OF FUTURE NON-BINDING ADVISORY

PROPOSALS TO APPROVE EXECUTIVE COMPENSATION

We are providing a stockholder advisory vote to approve the compensation of executives (the “say-on-pay” advisory vote in Proposal III above) this year and will do so at least once every three years thereafter. We are also asking stockholders to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years or every three years. We will submit to stockholders the question of the frequency of advisory votes on executive compensation at least once every six years.

After careful consideration, our board of directors recommends that future stockholder “say-on-pay” advisory votes on executive compensation be conducted every three years. In formulating its recommendation, the board of directors considered the need for executive compensation to be evaluated over the long-term and a sufficient timeframe for stockholders to thoughtfully analyze our executive compensation program and for the compensation committee to consider and address stockholder feedback. A well-structured compensation program should include components that drive the creation of sustainable stockholder value over the long-term and do not simply focus on short-term gains. Our executive compensation program is designed to support long-term value creation and to align the interests of our executives with those of the stockholders.

We believe that an advisory vote on compensation every three years would allow our executive compensation program to be evaluated in relation to our long-term performance. Holding a vote on a more frequent basis could encourage a short-term view of compensation and may not provide a meaningful period of time against which our executive compensation program can be evaluated. The Board also believes that a vote every three years will provide the most effective time-frame for us to thoughtfully consider stockholder input reflected by the advisory vote on executive compensation, obtain stockholders’ feedback on our executive compensation program, and implement any appropriate changes to our program.

Although our board of directors recommends a “say-on-pay” vote every three years, stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove of our board of directors’ recommendation.

Although this advisory vote regarding the frequency of “say-on-pay” votes is non-binding on our board of directors, our board of directors and our compensation committee will review the voting results and take them into consideration when deciding how often to conduct future “say-on-pay” stockholder advisory votes.

Unless otherwise instructed, validly executed proxies will be voted “FOR” the Three Year frequency option.

Our board of directors unanimously recommends that you vote “FOR” the Three Year frequency option.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED

AT AN ANNUAL MEETING

Our Bylaws provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, our Corporate Secretary must receive written notice not less than 80 days nor more than 90 days prior to date of the annual meeting; provided, however, that in the event that less than 90 days’ notice or prior public disclosure of the date of the annual meeting is provided to stockholders, then, to be timely, notice by the stockholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on Atlantic Coast Financial Corporation’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of Atlantic Coast Financial Corporation which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The notice with respect to director nominations must include (i) as to each individual whom the stockholder proposes to nominate for election as a director, (A) all information relating to such person that would indicate such person’s qualification under Article 2, Section 12 of our Bylaws, including an affidavit that such person would not be disqualified under the provisions of Article 2, Section 12 of the Bylaws and (B) all other information relating to such individual that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation; and (ii) as to the stockholder giving the notice, (A) the name and address of such stockholder as they appear on Atlantic Coast Financial Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number of shares of capital stock of Atlantic Coast Financial Corporation which are owned beneficially or of record by such stockholder and such beneficial owner; (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Nothing in this Proxy Statement shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

The 2014 Annual Meeting of Stockholders is expected to be held May 9, 2014. Accordingly, advance written notice for certain business, or nominations to the board of directors, to be brought before the next annual meeting must be received by our Corporate Secretary no earlier than February 7, 2014 and no later than February 18, 2014. If notice is received outside of these dates, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2014 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 10151 Deerwood Park Boulevard, Building 200, Suite 100, Jacksonville, Florida 32256, no later than December 10, 2013. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

The board of directors is not aware of any business to come before the annual meeting other than the matters described above in the proxy statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by Atlantic Coast Financial Corporation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. We have retained Corporate Communications, Inc., the company’s regularly retained investor relations firm, to assist in the solicitation of proxies. Corporate Communications, Inc. will not receive any additional compensation for this service. In addition to solicitations by mail, directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation. Our 2012 Annual Report on Form 10-K has been mailed to all stockholders of record as of July 17, 2013. Any stockholder who has not received a copy of such annual report may obtain a copy by writing us at the address below. Such annual report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

We intend to deliver only one annual report and proxy statement to multiple registered stockholders sharing the same address unless it has received contrary instructions from one or more of the stockholders. If individual stockholders wish to receive a separate copy of the annual report or proxy statement they may call or write and request separate copies currently or in the future as follows:

Atlantic Coast Financial Corporation Investor Relations

c/o Corporate Communications, Inc.

523 Third Avenue, South

Nashville, Tennessee 37210

Phone:    (615) 254-3376

Fax:        (615) 254-3420

Registered stockholders sharing the same address and receiving multiple copies of annual reports or proxy statements may request the delivery of a single copy by writing or calling the above address or phone number.

BY ORDER OF THE BOARD OF DIRECTORS

Pamela T. Saxon

Secretary

Jacksonville, Florida

July 22, 2013

REVOCABLE PROXY

ATLANTIC COAST FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

August 16, 2013

The undersigned hereby appoints the board of directors of Atlantic Coast Financial Corporation (the “Company”), with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company that the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Sheraton Jacksonville Hotel, 10605 Deerwood Park Blvd., Jacksonville, Florida, at 10:00 a.m., local time, on August 16, 2013. The board of directors is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	WITHHOLD ALL	FOR ALL EXCEPT

1.

To elect nominees for a three-year term ending in 2016 (except as marked to the contrary below) and until their respective successors have been elected and qualified:

Dave Bhasin

Kevin G. Champagne

John J. Dolan

INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name on the space provided.

		☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of McGladrey, LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2013.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	To approve the non-binding advisory proposal on executive compensation.	☐	☐	☐

		ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN

4.	To establish the frequency of future non-binding advisory proposals to approve executive compensation.	☐	☐	☐	☐

The board of directors recommends a vote “FOR” the above-listed proposals and “FOR” the three-year option for proposal 4.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED ABOVE AND FOR THE THREE-YEAR OPTION FOR PROPOSAL 4. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated July 22, 2013, and audited financial statements.

Dated: _____________________, 2013 ☐ Check Box if You Plan to Attend the Annual Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Please complete and date this proxy and return it promptly

in the enclosed postage-prepaid envelope.